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                              Investor Contacts:   Tom Tomlinson / Tony Ishaug
                                                     Telephone: (952) 944-5600


                DEPARTMENT 56 REPORTS FIRST QUARTER 2000 RESULTS

APRIL 26, 2000 - EDEN PRAIRIE, MN. - DEPARTMENT 56 (NYSE: DFS) today reported revenues of $40.4 million for the quarter ended April 1, 2000, compared with $33.6 million for the same period in the prior year. The increased revenues reflected unusually low shipments in the first quarter of 1999, and were reduced by additional reserves for claims in the current year first quarter, as discussed below. "While our operations and systems continue to perform well in 2000, the results for the first quarter suffered from the impact that our systems problems of last year have had on our collections process," said Susan Engel, Chairwoman and Chief Executive Officer.

Reflecting the additional reserve accruals discussed below, the first quarter resulted in a net loss of $3.2 million or $0.21 per share assuming dilution, compared to net income of $3.3 million or $0.18 per share in the prior year. First quarter 2000 profitability was also impacted by the expected higher costs related to the ongoing systems implementation and distribution facility consolidation, as previously reported.

FISCAL 2000 OUTLOOK
The Company's overdue accounts receivable, particularly those from 1999, remain higher than had been initially expected. These overdue accounts receivable balances are primarily a result of the problems the Company experienced during the implementation of its new enterprise-wide computer system beginning in early 1999. Invoicing and shipping problems, especially during the first half of 1999, led to substantially higher than normal receivables at year-end that carried over into 2000 as customers have had difficulty in reconciling their invoices and shipments.

At the end of 1999, the Company had overdue accounts receivable in excess of prior years' levels; therefore the Company increased its bad debt and claims reserves in the fourth quarter of 1999 by $4 million. Throughout the first quarter of 2000, the Company was able to reduce the overdue receivables in line with its expectations established at the beginning of the year. However, based upon recent trends and the current level of orders on hold due to overdue receivables, the Company has now determined that it is necessary to further increase its bad debt and claims reserves by $12 million. These reserve accruals have been made through pretax charges of approximately $6.5 million to net sales and $5.5 million to expense, both items reflected in the first quarter 2000 results.

As noted above, the overdue receivables have led to a high level of current-year orders being placed on hold. "We intend to continue to vigorously pursue the collection of these receivables over the next several months to put this problem behind us. We will work with our dealers to accelerate this resolution in order to release orders before their busy selling season begins; however, we have already and will terminate some long standing dealer relationships if our differences cannot be resolved quickly and fairly," said Ms. Engel.


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Department 56-2

Consequently, as a result of the high level of orders on hold and the charges for overdue receivables, the Company expects a weakening of its sales for fiscal 2000. In recognition of the soft year-to-date order rate and the potential for reduced sales, the Company has identified $3-4 million in current year SG&A reductions (annualized $5 million), which it is in the process of implementing.

FIRST QUARTER ORDERS
Orders during the first quarter of $165.1 million were down 9% relative to 1999 levels. Village orders for the quarter were down 11%, with General Giftware orders down 5%. The general Christmas and continuity Nativity lines, as well as the Company's newest continuity line, Candle Crown(TM) Collections, lead the relative strength in the General Giftware category. The comparative order rate for the Company's products is heavily impacted by two factors: the one-time Customer Appreciation Discount which is tied to first quarter orders, and last years' launch of the Seasons Bay line. Ms. Engel commented, "We continue to be disappointed with the level of orders this year. However, when we look at the core Village and General Giftware business adjusted for the first quarter discount program and Seasons Bay comparisons, orders for the first quarter would have been down 1%. Department 56 has long been known for creative excellence, and the strong reception by the marketplace of our new continuity lines demonstrates this strength."

STOCK REPURCHASE
As part of the Company's share repurchase program, during the quarter, Department 56 purchased 699,000 shares of stock in the open market and through privately negotiated transactions for $10.7 million, completing its fourth authorization announced in May 1999. As of April 1, 2000, the Company had remaining authorization from the Board of Directors to repurchase $75.0 million worth of its stock through the remainder of 2000 and had 14.5 million common shares outstanding. The Company has suspended share repurchase activities until the accounts receivable issues have been resolved.

WAREHOUSE CONSOLIDATION
In late March the Company moved its full-case shipping operation to a new warehouse in Rogers, Minnesota. The move is the first phase in a previously announced plan to consolidate its four current warehouse facilities into a single site. "We are pleased that we were able to meet our shipping goals for the quarter while moving one of our two warehouse operations in late March," said Ms. Engel. Daily production for the full-case shipping operation began the week of April 10 and is proceeding in line with expectations. The Company plans to execute the final phase of the consolidation in May.

ABOUT DEPARTMENT 56
Department 56, Inc. is a leading collectibles and giftware company known for its lighted Villages, Snowbabies-TM- figurines and extensive lines of holiday and home decorative products. Its products are sold primarily through gift, specialty and department store retailers in the United States, Canada and Europe.

The Company's Annual Meeting of Stockholders is scheduled for May 11, 2000 in San Francisco. Maxine Clark, a member of Department 56's Board of Directors listed in the proxy statement, will not be standing for re-election due to other business commitments. Thanking Ms. Clark for her service to the Company, Ms. Engel noted, "Maxine has been a wonderful contributor since joining our Board in September 1997, and her strong retailing background has been helpful to us. We wish her the best."


                                     -more-
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Department 56-3

Investors will have the opportunity to listen to the April 27 conference call over the Internet through StreetEvents at WWW.STREETEVENTS.COM. To listen to the live call, please go to the web site prior to the 9:00 a.m. EST call to install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

NOTES CONCERNING FORWARD LOOKING STATEMENTS:

ANY CONCLUSIONS OR EXPECTATIONS EXPRESSED IN, OR DRAWN FROM, THE STATEMENTS IN THIS PRESS RELEASE CONCERNING MATTERS THAT ARE NOT HISTORICAL CORPORATE FINANCIAL RESULTS ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. PLEASE READ THE BASES, ASSUMPTIONS AND FACTORS SET OUT IN THE COMPANY'S FORM 10-K FOR 1999 DATED MARCH 29, 2000 AND FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934, ALL OF WHICH IS INCORPORATED HEREIN BY REFERENCE. ACTUAL RESULTS MAY VARY MATERIALLY FROM FORWARD-LOOKING STATEMENTS AND THE ASSUMPTIONS ON WHICH THEY ARE BASED. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR PUBLISH IN THE FUTURE ANY FORWARD-LOOKING STATEMENTS.

                           # Financial Tables follow #


                                    -More-

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                               DEPARTMENT 56, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                    UNAUDITED


                                     ASSETS
                                                                                       April 1,                   January 1,
                                                                                         2000                        2000
                                                                                    ------------                ------------
CURRENT ASSETS
     Cash and cash equivalents                                                        $   46,532                 $   3,962
     Accounts receivable, net                                                             48,650                    65,580
     Inventories                                                                          16,334                    15,901
     Other current assets                                                                 16,728                    14,199
                                                                                     -----------                ----------
           Total current assets                                                          128,244                    99,642

PROPERTY AND EQUIPMENT, net                                                               30,302                    29,857
GOODWILL, TRADEMARKS AND OTHER, net                                                      154,604                   155,936
OTHER ASSETS                                                                               5,772                     1,673
                                                                                     -----------                ----------
                                                                                      $  318,922                 $ 287,108
                                                                                     ===========                ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current portion of long-term debt                                                $   22,500
     Borrowings on revolving credit agreement                                                 -                  $  42,500
     Accounts payable                                                                      8,467                     9,709
     Other current liabilities                                                            14,558                    15,144
                                                                                     -----------                ----------
Total current liabilities                                                                 45,525                    67,353

DEFERRED TAXES                                                                             6,824                     6,831
LONG-TERM DEBT                                                                           127,500                    60,000
STOCKHOLDERS' EQUITY                                                                     139,073                   152,924
                                                                                     -----------                ----------
                                                                                      $  318,922                 $ 287,108
                                                                                     ===========                ==========

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                               DEPARTMENT 56, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                    UNAUDITED


                                                                                                        QUARTER ENDED
                                                                                                  -------------------------
                                                                                                   April 1,        April 3,
                                                                                                     2000             1999
                                                                                                  ----------      ---------
NET SALES                                                                                          $  40,367       $ 33,648
COST OF SALES                                                                                         18,967         13,752
                                                                                                  ----------      ---------

Gross profit                                                                                          21,400         19,896

Selling, general, and administrative expenses                                                         23,166         12,488
Amortization of goodwill, trademarks and other                                                         1,364          1,263
                                                                                                  ----------      ---------

OPERATING (LOSS)/INCOME                                                                               (3,130)         6,145

Interest expense                                                                                       2,143            516
Other, net                                                                                              (180)           236
                                                                                                  ----------      ---------

(LOSS)/INCOME BEFORE INCOME TAXES                                                                     (5,093)         5,393

INCOME TAX (BENEFIT)/PROVISION                                                                        (1,935)         2,049
                                                                                                  ----------      ---------

NET (LOSS)/INCOME                                                                                  $  (3,158)      $  3,344
                                                                                                  ==========      =========

NET (LOSS)/INCOME PER SHARE                                                                          $  (.21)       $  .19
                                                                                                     =======       =======

NET (LOSS)/INCOME PER SHARE ASSUMING DILUTION                                                        $  (.21)       $  .18
                                                                                                     =======       =======

OPERATING CASH FLOW (1)                                                                            $    (657)     $  7,999
                                                                                                  ==========     =========


WEIGHTED AVERAGE SHARES
     OUTSTANDING - BASIC                                                                              14,941        18,039
                                                                                                      ======        ======

WEIGHTED AVERAGE SHARES
     OUTSTANDING - ASSUMING DILUTION                                                                  15,004        18,285
                                                                                                      ======        ======

(1) Earnings before interest, income taxes, depreciation and amortization expenses.